NYSE: ONB
www.oldnational.com

NEWS RELEASE
November 12, 2010

OLD NATIONAL ANNOUNCES REDEMPTION OF 8.00%
TRUST PREFERRED SECURITIES DUE 2032

Contact: Christopher A. Wolking – (812) 464-1322

Sr. Executive Vice President
Chief Financial Officer

Evansville, Indiana, November 12, 2010 – Old National Bancorp (NYSE: ONB) board of directors approved on November 9, 2010, the redemption of all its 8.00% Junior Subordinated Debentures due 2032. As a result of this redemption, the trustee for ONB Capital Trust II will call all of the 8.00% Trust Preferred Securities due 2032, to be redeemed on December 15, 2010.

The preferred securities will be redeemed at the redemption price of $25.00 per preferred security plus accrued and unpaid distributions to December 15, 2010, the date fixed for redemption. The aggregate principal amount of the preferred securities outstanding is $100,000,000.

About Old National

Old National Bancorp, which celebrated its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $7.5 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.

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